Exhibit 99.1

Kevin D. Hall Appointed Chief Executive Officer and Member of the

Board of Directors of Unifi, Inc.

Greensboro, N.C. May 4, 2017 – Unifi, Inc. (NYSE: UFI) today announced the appointment of Kevin D. Hall as Chief Executive Officer and Member of the Board of Directors, effective June 1. Thomas Caudle will continue to serve as Unifi’s President, a position he has held since 2016.

Commenting on the appointment, Unifi’s Chairman, James Mead, stated, “Kevin brings more than thirty years of best-in-class strategic marketing and breakthrough brand development to Unifi. His substantial leadership and managerial experience in the apparel industry coupled with his strong track record of delivering results, developing licensing and business partner relationships will prove invaluable to Unifi in the execution of our strategic growth plan.”

Hall, 58, has spent more than three decades building global brands and serving private equity partners in the development and execution of growth strategies in marketing-driven organizations, including Procter & Gamble, Hanesbrands and Fidelity Investments. Hall also serves on the Advisory Board for North Carolina-based technology and analytics company inmar.

Also commenting on the appointment, Unifi’s President, Tom Caudle stated, “I am excited that Kevin is joining us. He brings a perspective and expertise to our business that will be invaluable, as well as a wonderful record of accomplishments and an uncommon commitment to the business and our people. I look forward to working closely with him to capitalize on Unifi’s growth opportunities.”

“I am honored by the Board’s selection,” Hall said. “I look forward to working closely with the entire Unifi team in furthering its focused growth, selling and market expansion strategy. I am energized by Unifi’s collaborative culture and unwavering commitment to innovation.”

Unifi’s Chief Financial Officer, Sean Goodman, has resigned his position effective June 24 to accept employment with another company. “Sean has the gratitude and deep appreciation of the Board and all of the team at Unifi for his exceptional contributions and top notch stewardship during his tenure with us,” said Unifi Chairman James Mead.

Unifi, Inc. (NYSE: UFI) is a multi-national manufacturing company that produces and sells recycled and other processed yarns designed to meet customer specifications, and premium value-added (“PVA”) yarns with enhanced performance characteristics. Unifi maintains one of the textile industry’s most comprehensive polyester and nylon product offerings. Unifi enhances demand for its products, and helps others in creating a more effective textile industry supply chain, through the development and introduction of branded yarns that provide unique performance, comfort and aesthetic advantages. In addition to its flagship REPREVE® products – a family of eco-friendly yarns made from recycled materials – key Unifi brands include: SORBTEK®, REFLEXX®, aio® - all-in-one performance yarns, SATURA®, AUGUSTA® A.M.Y.®, MYNX® UV, and MICROVISTA®. Unifi’s yarns are readily found in the products of major brands in the apparel, hosiery, automotive, home furnishings, industrial and other end-use markets. For more information about Unifi, visit www.unifi.com; to learn more about REPREVE®, visit www.repreve.com.

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